Toyota Business Highlights Q3FY2019

TOYOTA MOTOR NORTH AMERICA, INC. (Toyota U.S.) MONTHLY RESULTS0

•	The U.S. automobile SAAR figure for Jan 2019 came

in at 16.60M units, down from Jan 2018 at 17.07M 18

units. 16

14

•	Toyota U.S. reported Jan 2019 sales of 156,021 units.

 With the same number of selling days, sales were 12

 down 6.6% on both a daily selling rate (DSR) basis 10

 and a volume basis.

 8

•	Lexus posted Jan 2019 sales of 17,420 units, down 6

 2.8% on both a DSR basis and a volume basis.

•	North American production as a percentage of U.S. sales for Jan 2019 was 69.9%, up from 69.5% in Jan

U.S. Light Vehicle Seasonally Adjusted Annual Rate (SAAR) and Toyota U.S. Sales

January 2014 - January 2019

300

250

200

150

100

50

0

2018.       Source: Toyota, Bloomberg, Ward’s Automotive Group

Toyota U.S. monthly results include fleet sales volume

Toyota U.S. January Vehicle Sales - Toyota Division Top 5 Models

 Jan-19 Jan-18

TOYOTA MOTOR CORPORATION (TMC) FINANCIAL RESULTS

Yen in millions

 TMC Consolidated Financial Performance Q3 FY19 Q3 FY18

Net revenues ¥7,801,542 ¥7,605,767

Operating income 676,129 673,645

Net income attributable to TMC 180,915 941,849

TMC Consolidated Balance Sheet

Current assets ¥17,791,194 ¥18,504,632

Noncurrent finance receivables, net 10,134,747 9,836,902

Total investments and other assets 12,603,592 12,411,604

Property, plant and equipment, net 10,556,459 10,463,324

Total assets ¥51,085,992 ¥51,216,462

Liabilities ¥30,810,512 ¥31,046,071

Mezzanine equity 494,376 488,902

Shareholders' equity 19,781,104 19,681,489

Total liabilities and shareholders' equity ¥51,085,992 ¥51,216,462

Operating Income by Geographic Region Yen in billions

Japan	¥494	¥471
North America	18	33
Europe	28	23
Asia	117	124
Other‡	19	33

Inter-segment elimination and/or unallocated amount 0 (10)

‡ “Other” consists of Central and South America, Oceania, Africa and the Middle East Source: TMC company filings.

Toyota U.S. January Vehicle Sales - Lexus Division Top 5 Models

Jan-19 Jan-18

Units in thousands

Production (units) Q3 FY19 Q3 FY18

Japan	1,099	1,100
North America	435	459
Europe	173	178
Asia	429	413

Other‡ 126 116

Sales (units) Q3 FY19 Q3 FY18

Japan	565	552
North America	680	735
Europe	232	237
Asia	464	404

Other‡ 341 361

TOYOTA MOTOR CREDIT CORPORATION (TMCC)

FINANCIAL RESULTS

TMCC Financial Performance	Q3 FY18	Q3 FY19
	U.S. dollars in millions	
Total financing revenues	$2,706	$2,968
Income before income taxes	255	283
Net Income	3,076	214
Debt-to-Equity Ratio	7.7x	7.2x



TMCC - Market Share[1]
Q3 FY18
Q3 FY19
Q3 FY18
61.5%
Q3 FY19
56.4%



TMCC - Percentage of Contracts Subvened
Q3 FY18
Q3 FY19
100%
80%
60%
40%
20%
0%
68%
49%
9%
10%
93%
93%
New Retail Contracts
Used Retail Contracts
Lease Contracts

- Our consolidated net income was $214 million for the third quarter of fiscal 2019 compared to $3,076 million for the same period in fiscal 2018. The decrease in net income for the third quarter of fiscal 2019, compared to the same period in fiscal 2018, was primarily due to the enactment of the Tax Cuts and Jobs Act of 2017 ("TCJA"), which resulted in a one-time income tax benefit of $2.9 billion in fiscal 2018. Our net income for the third quarter of fiscal 2019, compared to the same period in fiscal 2018, was also impacted by a $271 million increase in interest expense, which was largely offset by a $262 million increase in total financing revenues.
- We recorded a provision for credit losses of $110 million for the third quarter of fiscal 2019 compared to $108 million for the same period in fiscal 2018.
- Our delinquencies decreased to 0.38 percent at December 31, 2018 compared to 0.43 percent at December 31, 2017. Changes in the economy that impact the consumer such as increasing interest rates, and a rise in the unemployment rate as well as higher debt balances, coupled with deterioration in actual and expected used vehicle values, could increase our credit losses. In addition, a decline in the effectiveness of our collection practices could also increase our credit losses.



TMCC - Vehicle Financing Volume
Units in Thousands
Q3 FY18
Q3 FY19
200
100
0
165
137
58
62
120
120
New Retail Contracts
Used Retail Contracts
Lease Contracts



TMCC - Consumer Portfolio Credit Performance*
Net charge-offs as a percentage of average gross earning assets
Aggregate balances for accounts 60 or more days past due as a percentage of gross earning assets
0.50%
0.25%
0.00%
Q3 FY15
Q3 FY16
Q3 FY17
Q3 FY18
Q3 FY19

[1]TMCC market share represents the percentage of total domestic Toyota U.S. sales of new Toyota and Lexus vehicles financed by us, excluding sales under dealer rental car and commercial fleet programs and sales of a private Toyota distributor

*TMCC consumer portfolio includes TMCC and its consolidated subsidiaries

SHORT-TERM FUNDING PROGRAMS

- TMCC ‡, Toyota Credit de Puerto Rico Corp. (TCPR), Toyota Credit Canada Inc. (TCCI)†, Toyota Finance Australia Limited (TFA)† and Toyota Motor Finance (Netherlands) B.V. (TMFNL)† maintain direct relationships with institutional commercial paper investors through TMCC's **Sales & Trading team**, providing each access to a variety of domestic and global markets through five, distinct 3(a)(3) programs.
- TMCC‡ commercial paper outstanding under our commercial paper programs ranged from approximately $25.6 billion to $27.6 billion during the quarter ended December 31, 2018, with an average outstanding balance of $26.4 billion. As of December 31, 2018, our commercial paper had a weighted average remaining maturity of 85 days.

†TCCI, TFA, and TMFNL are subsidiaries of Toyota Financial Services Corporation (TFSC), a wholly-owned subsidiary of Toyota Motor Corporation (TMC). TMCC is a wholly-owned subsidiary of Toyota Financial Service International Corporation (TFSIC), a wholly-owned subsidiary of TFSC.

‡TMCC consolidated financial liabilities include TMCC and its consolidated subsidiaries, which includes TCPR.



TMCC Consolidated Financial Liabilities Comparison
Amount ($billions)
$120
$100
$80
$60
$40
$20
$0
13.7
56.7
28.0
13.3
56.8
25.8
Q3 FY18
Q3 FY19
Secured notes & loans payable
Unsecured notes & loans payable
Commercial Paper

LET'S GO PLACES

Toyota is ranked the No. 1 Motor Vehicle company for the fifth consecutive year by *Fortune Magazine* in the "World's Most Admired Companies" annual ranking. *Fortune* also recognized Toyota as No. 30 among the Top 50 "All-Star" companies surveyed.

The Sales and Trading team engages in direct dialogue with institutional investors delivering a variety of fixed income products to meet our clients' objectives and risk tolerances. We focus on providing simple, personal, and proactive service in the execution of all trades.

Sales and Trading Contacts

Jeffrey DeSilva | Region Manager
(469) 486-6759
jeffrey.desilva@toyota.com

Andrew Huang, CFA | Funding & Liquidity Analyst
(469) 786-8219
andrew.huang@toyota.com

Nicholas Ro, CFA | National Manager
(469) 786-8961
nicholas.ro@toyota.com

Jason Kelley | Region Manager
(469) 486-5301
jason.kelley@toyota.com

James Kim | Funding & Liquidity Analyst
(469) 486-5960
james.kim@toyota.com

Forward looking statements are subject to risks and uncertainties that could cause actual results to fall short of current expectations. Toyota and its affiliates discuss these risks and uncertainties in filings they make with the Securities and Exchange Commission. This presentation does not constitute an offer to purchase any securities. Any offer or sale of securities will be made only by means of a prospectus and related documentation.